4/28/00



JOHN HANCOCK INTERNATIONAL EQUITY FUND

Exhibit - Item 77



	Sub-Item 77.C.

	(a)	December 1, 1999
		Special Meeting


	(b)	To approve a new sub-investment management contract
between John Hancock Advisers, Inc. and Indocam
Internation Investment Services.

		Number of affirmative votes	-	405,596.084
		Number of negative votes	-	     9,675.091